UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

WAYTRONX, INC.

Commission File Number 0-29195

Waytronx, Inc.
(Name of Small Business Issuer in Its Charter)

Colorado	(7310)	84-1463284
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2332 LaMirada Drive, Suite 400
Vista, California 92081-7861
(760) 727-1500
(Address and Telephone Number of Principal
Executive Offices and Principal Place of Business)

Letter Agreement Dated June 10, 2005, Between
The Registrant and CH Capital, LLC, as Amended
(Full Title of Plan)

William J. Clough, President
Waytronx, Inc.
2332 LaMirada Drive, Suite 400
Vista, California 92081-7861
(760) 727-1500
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value	5,540,485	$0.22	$1,218,906.70	$47.90

1.
Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, based upon the closing price of the Registrant's common stock ($0.22) as reported by OTC:BB on March 7, 2008.

2.	Warrants representing 2,000,000 common shares issued in the name: Hallock Trust, Brad Hallock, Trustee, and 3,540,485 common shares issued in the name: William J. Clough and Janet Ann Clough, h/w.

Qualification under Rule 405 of Regulation C
CH Capital, LLC, a California limited liability company (“CHC”), entered into a Letter of Intent for Sale and Purchase of Certain Intellectual Property dated June 10, 2005 (“IP Contract”) which was amended by extending the term thereof. Warrants for the purchase of 7,040,485 common shares pursuant to the IP Contract, as amended, were issued in exchange for personal services. Pursuant to that IP Contract between Registrant and CHC, as amended, the Registrant issued warrants representing 7,040,485 common shares in the names of Hallock Trust, Brad Hallock, Trustee (3,000,000 common shares) and William J. Clough and Janet Ann Clough, h/w (3,540,485 common shares). The Registrant is registering for reoffer and resale 5,540,485 of the 7,040,485 common shares underlying the above referenced warrants. Upon exercise of said warrants, the common shares underlying the said warrants will be issued as follows: 2,000,000 common shares in the name: Hallock Trust, Brad Hallock, Trustee, and 3,540,485 common shares in the name: William J. Clough and Janet Ann Clough, h/w. Bradley J Hallock is a Director and Corporate Secretary of the Registrant and William J. Clough is a Director and the President/CEO of the Registrant. These two individuals performed the personal services for the benefit of the Registrant. The warrants were issued in the names of William J. Clough and Janet Ann Clough, h/w, and Hallock Trust, Brad Hallock, Trustee, for estate planning purposes. Hereafter in his registration statement Hallock Trust, Brad Hallock, Trustee, will be referred to as “Bradley J Hallock” and William J. Clough and Janet Ann Clough, h/w, will be referred to as “William J. Clough”.
The said IP Contract qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

Explanatory Note
This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act, to register shares of our common stock, $.001 par value issuable pursuant to outstanding stock warrants. Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffering and resale on a continuous or delayed basis in the future of "restricted securities" which may be issued pursuant to stock warrants.

Effective upon Filing
This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission.

Date of Proposed Sale
Approximate date of proposed sales pursuant to the plan:
As soon as practicable after this Registration Statement becomes effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.          Plan Information
We will send or give the documents containing the information specified in Part 1 of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.          Registrant Information and Employee Plan Annual Information
Waytronx, Inc., a Colorado corporation, will furnish, without charge, to each person to whom the reoffer prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of William J. Clough, Waytronx, Inc., 2332 LaMirada Drive, Suite 400, Vista, California 92081-7861, telephone number (760) 727-1500.

REOFFER PROSPECTUS

5,540,485 Common Shares
(par value $0.001 per share)

Waytronx, Inc.
2332 LaMirada Drive
Suite 400
Vista, California 92081-7861
(760) 727-1500

This prospectus is being used in connection with the offering from time to time by Bradley J. Hallock and William J. Clough, selling stockholders or their successors in interest of an aggregate of up to 5,540,485 shares of the common stock which will be issued upon exercise of warrants issued pursuant to that certain letter agreement dated June 10, 2005, between the registrant and CH Capital, LLC, as amended.

The said warrants were issued to the selling Shareholders through the following transaction: CH Capital, LLC, a California limited liability company (“CHC”), entered into a Letter of Intent for Sale and Purchase of Certain Intellectual Property dated June 10, 2005 (“IP Contract”) which was amended by extending the term thereof. Warrants for the purchase of 7,040,485 common shares pursuant to the IP Contract, as amended, were issued in exchange for personal services. Pursuant to that IP Contract between Registrant and CHC, as amended, the Registrant issued warrants representing 7,040,485 common shares in the names of Hallock Trust, Brad Hallock, Trustee (3,000,000 common shares) and William J. Clough and Janet Ann Clough, h/w (3,540,485 common shares). The Registrant is registering for reoffer and resale 5,540,485 of the 7,040,485 common shares underlying the above referenced warrants. Upon exercise of said warrants, the common shares underlying the said warrants will be issued as follows: 2,000,000 common shares in the name: Hallock Trust, Brad Hallock, Trustee, and 3,540,485 common shares in the name: William J. Clough and Janet Ann Clough, h/w. Bradley J Hallock is a Director and Corporate Secretary of the Registrant and William J. Clough is a Director and the President/CEO of the Registrant. These two individuals performed the personal services for the benefit of the Registrant. The warrants were issued in the names of William J. Clough and Janet Ann Clough, h/w, and Hallock Trust, Brad Hallock, Trustee, for estate planning purposes. Hereafter in his registration statement Hallock Trust, Brad Hallock, Trustee, will be referred to as “Bradley J Hallock” and William J. Clough and Janet Ann Clough, h/w, will be referred to as “William J. Clough”.

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The common stock may be sold by one or more of the following: (i) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell portions of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we will receive $0.20 per share through the exercise of the warrants. We have paid the expenses of preparing this prospectus and the related registration statement. On March 7, 2008, the last reported sale price for our common stock on the OTC Bulletin Board was $0.22 per share.

See "Risk Factors" beginning at page 7 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED
OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED
IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is March 10, 2008

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

SUMMARY

This Summary highlights information contained elsewhere in this Reoffer Prospectus. It does not contain all of the information that you should consider before investing in our Common Stock. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

Company Overview
Waytronx, Inc. is a Colorado corporation organized on April 21, 1998. The Company’s principal place of business is located at 2332 LaMirada Drive, Suite 400, Vista, California 92081-7861. We are primarily focused on commercialization of our innovative thermal cooling technology, WayCool. The Waytronx, architecture incorporates a variety of patent pending designs of a new scientific approach to addressing intense heat generated in electronic systems, including computers, home entertainment systems, test fixtures and medical monitoring devices.  WayCool provides cooling technology that transfers heat at extraordinarily high rates to promote superior thermal management in electronics. As micro electronics components run at higher speeds with more computing capacity, the primary gating factor is thermal management.  WayCool technology offers a highly scalable and cost effective alternative.

WayCool’s cooling technology involves the use of fluid displacement to move heat away from the source instead of traditional passive heat transference through solid materials. WayCool’s efficiency is not limited to the thermal conductivity of the material; rather, the technology uses a capillary network of microchannels to transport the fluid at a rapid rate. This fluid transport ensures active removal of hot fluid from the area in contact with the heat source and replacement with colder fluid. The result is a more even temperature across the entire body of the cooling device (isothermicity).

RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, or operating results could be negatively affected.

Risks Related to Our Business
The Company’s limited operating history makes evaluating its business and prospects difficult.
The Company has only recently begun to direct all of its efforts to commercialization of the WayCool thermal management cooling technology. The Company’s limited operating history in this industry and the unproven nature of the WayCool technology makes evaluation of its future prospects very difficult. To date the Company has not achieved profitability and the Company cannot be certain that it will sustain profitability on a quarterly or annual basis in the future. One should carefully consider the Company’s prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving technology.

The Company has all the risks of a new product developer in the technology business.
The Company, as the owner of the WayCool thermal management cooling technology patents, assumed the responsibility for completing the development of the WayCool thermal management cooling technology and determining which products to commercialize utilizing the WayCool technology. Because this is a new and unproven technology, there is a risk that the technology, operation and development of products could be unsuccessful or that the Company will not be successful in marketing any products developed with the WayCool technology. Such failures would negatively affect the Company’s business, financial condition and results of operations.

There is no assurance the Company will achieve profitability.
To date the Company has not received significant revenue from the WayCool thermal management cooling technology. The Company has focused its scope of operation to the commercialization of our innovative thermal cooling technology, WayCool. For the year ended December 31, 2006 the Company had a net loss of $14,481,333. The Company will need to begin generating significant revenues from the WayCool product line to offset current operational and development losses if the Company is to cover its current overhead expenses, including further development costs and marketing expenses. There is no assurance that the Company will achieve profitability.

During 2005 and 2006, the Company funded its operations with net proceeds of approximately $15.7 million it received from financing activities. The Company believes that additional equity financing or debt will be necessary to fund its operations until revenue streams are sufficient to fund operations; however, the terms and timing of such additional equity or debt cannot be predicted. The Company cannot assure that its revenues will be sufficient to cover all operating and other expenses of the Company. If revenues are not sufficient to cover all operating and other expenses, the Company will require additional funding.

The Company will be dependent on third parties and certain relationships to fulfill its obligations.
Because the Company has licensed the manufacturing and distribution of the WayCool technology to unrelated companies that are better equipped financially and technologically to design and manufacture WayCool technology end products, the Company is heavily dependent on these third parties to adequately and promptly provide the end product. The Company is dependent upon its ability to maintain the agreements with these designers and manufacturers and other providers of raw materials and components who provide the necessary elements to fulfill the Company’s product delivery obligations at the negotiated prices.

The market for electronics is extremely competitive.
Because the electronics industry is highly competitive, the Company cannot assure that it will be able to compete effectively. The Company is aware of several other companies that offer similar products, utilizing different technology than its WayCoolTM technology. All of these competitors have been in the electronics business longer than the Company has and have significantly greater assets and financial resources than are currently available to the Company. The Company expects competition to intensify as innovation in the electronics industry advances and as current competitors expand their market into the thermal management sector. The Company cannot assure you that it will be able to compete successfully against current or future competitors. Competitive pressures could force the Company to reduce its prices and may make it more difficult for the Company to attract and retain customers.

The Company depends on key personnel and will need to recruit new personnel as its business grows.
As a small company, Waytronx, Inc. is currently dependent on the efforts of a limited number of management personnel. The Company believes that given the large amount of responsibility being placed on each member of its management team, the loss of the services of any member of this team at the present time would harm its business.

If the Company is successful in expanding its product and customer base, the Company will need to add additional key personnel as its business continues to grow. If the Company cannot attract and retain enough qualified and skilled staff, the growth of its business may be limited. The Company’s ability to provide services to customers and expand its business depends, in part, on its ability to attract and retain staff with professional experiences that are relevant to technology development and other functions the Company perform. Competition for personnel with these skills is intense. The Company may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand its business.

The Company believes its future success will depend in part on the following:
•	the continued employment and performance of its senior management,
•	its ability to retain and motivate their officers and key employees, and
•	its ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, marketing, sales and customer service personnel.

If the Company fails to adequately protect its patents, trademarks and proprietary rights, its business could be harmed.
The Company regards its patents, trademarks, trade secrets and similar intellectual property as critical to its success. The Company relies on trademark and patent law, trade secret protection and confidentiality or license agreements with their employees, customers, partners and others to protect its proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company’s intellectual property without its authorization. There is no assurance its pending trademark applications for WayCoolTM, Waytronx™, WayFast™ will be approved. Effective trademark, patent and trade secret protection may not be available in every country in which the Company may in the future offer its products. Therefore, the Company may be unable to prevent third parties from infringement on or otherwise decreasing the value of its trademarks, patents and other proprietary rights.

If the Company is to remain competitive, the Company must be able to keep pace with rapid technological change.
The Company’s future success depends, in part, on its ability to develop or license leading technologies useful in its business, enhance the ease of use of existing products, develop new products and technologies that address the varied needs of their customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If the Company is unable, for technical, legal, financial or other reasons, to incorporate new technology in new features or products, the Company may not be able to adapt in a timely manner to changing market conditions or customer requirements.

The Company may infringe intellectual property rights of third parties.
Litigation regarding intellectual property rights is common in the technology industry. The Company may, in the future, be the subject of claims for infringement, invalidity or indemnification claims based on such claims of other parties' proprietary rights. These claims, whether with or without merit, could be time consuming and costly to defend or litigate, divert the Company’s attention and resources, or require the Company to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although the Company believes it has full rights to use its current intellectual property without incurring liability to third parties, there is a risk that its products infringe the intellectual property rights of third parties.

Third parties may infringe on the Company’s intellectual property rights
There can be no assurance that other parties will not infringe on our intellectual property rights with respect to its current or future technologies. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in its industry segment grows. Any such claim, with or without merit, could be time-consuming, result in costly litigation, create service upgrade delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company, or at all. As a result, any such claim of infringement by the Company could have a material adverse effect upon its business, results of operations and financial condition.

Risks Related to Our Common Stock
The Company’s Common Stock price may be volatile, which could result in substantial losses for individual stockholders.
The market price for the Company’s Common Stock is volatile and subject to wide fluctuations in response to factors, including the following, some of which are beyond its control, which means its market price could be depressed and could impair its ability to raise capital:
•	actual or anticipated variations in its quarterly operating results;

•	announcements of technological innovations or new products or services by the Company or its competitors;
•	changes in financial estimates by securities analysts;
•	conditions or trends relating to the thermal management cooling technology;
•	changes in the economic performance and/or market valuations of other thermal cooling related companies;
•	additions or departures of key personnel;
•	fluctuations of the stock market as a whole.

The Company’s Certificate of Incorporation limits director liability, thereby making it difficult to bring any action against them for breach of fiduciary duty.
As permitted by Colorado law, the Company's Articles of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of the Company against a director.

The Company may be unable to meet its future capital requirements.
The Company is substantially dependent on receipt of additional capital to effectively execute its business plan. If adequate funds are not available to the Company on favorable terms the Company will not be able to develop new products or enhance existing products in response to competitive pressures, which would affect its ability to continue as a going concern. The Company cannot be certain that additional financing will be available to it on favorable terms when required, or at all. If the Company raises additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.
The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, the Company’s Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

For the foreseeable future, the Company’s securities will likely have a trading price of less than $5.00 per share and will not be traded on any exchanges; therefore, we will be subject to Penny Stock Rules. As a result of the aforesaid rules regulating penny stocks, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders sell their securities in the secondary market.

The Company has never paid dividends on its Common Stock and does not expect to pay any in the foreseeable future. Preferred Shares impose restrictions on our ability to pay Common Stock dividends.
A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock. The Company has never paid cash dividends on its Common Stock and the Company does not expect to pay dividends in the foreseeable future. Our ability to pay dividends on our Common Stock is restricted by the terms of our agreements with the holders of our Series A and Series B Convertible Preferred Stock. Holders of our Series A Convertible Preferred Stock are entitled to annual dividends of 10%. As of December 31, 2007, the Company has 75,543 Series A Convertible Preferred shares outstanding and no Series B Convertible Preferred shares outstanding. In the past, the Company has fulfilled its dividend obligations on the Series A and Series B Convertible Preferred Stock through a combination of the issuance of additional shares of its Series A Convertible Preferred and/or Common Stock and cash payments.

On December 31, 2006 dividends payable for the Series A Convertible Preferred Stock was $27,353 and on December 31, 2007 the dividends payable for the Series A Convertible Preferred Stock was $5,054. Holders of the Company’s Series B Convertible Preferred Stock are entitled to annual dividends of $1.00 per share. As of this filing, all Series B Convertible Preferred Stock had been converted to common shares.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.
The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:
•	Common Stock underlying the conversion rights of our Series A and Series B Convertible Preferred Stock.
•	Common Stock underlying the exercise of outstanding options and warrants.
•	Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.
•	Common Stock being offered by the Selling Stockholders pursuant to this Prospectus.

Any sale of substantial amounts of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the sale of Common Stock received by shareholders upon conversion of our Series A or Series B Convertible Preferred Stock, exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock. Furthermore, substantial sales of our Common Stock in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

The covenants with our Series A and Series B Convertible Preferred Stock shareholders restrict our ability to incur debt outside the normal course, acquire other businesses, pay dividends on our Common Stock, sell assets or issue our securities without the consent of holders of a majority of the Series A and Series B Convertible Preferred Stock outstanding. Such arrangements may adversely affect our future operations or may require us to make additional concessions to the holders of the Series A and Series B Convertible Preferred Stock in order to enter into transactions or take actions management deems beneficial and in the best interests of the holders of our Common Stock.

Note conversions could result in dilution of common stock
The conversion of outstanding promissory notes may result in substantial dilution to the interests of other holders of common stock, since the investors may ultimately convert and sell the full amount issuable on conversion under the notes. To the extent the selling stockholders convert their notes and then sell their common stock into the market, the common stock price may decrease due to the additional shares in the market. As of September 1, 2007, the $1,650,000 principal of outstanding promissory notes and 12% per annum simple interest accruing thereon are convertible at a floating per share price based on a substantial discount to the then-prevailing market price. This could allow the selling stockholders to convert their convertible notes into common stock, the sales of which would further depress the stock price. There is, however, a $0.20 per share minimum limit on the conversion price, which means that there is a limit on the number of shares that the company may be obligated to issue.

Downward pressure on the stock price could encourage short selling
The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others. This could place significant downward pressure on the price of the common stock.

In finance, short selling or “shorting” is a way to profit from the decline in price of a security, such as stock or bond. A short sale is generally a sale of a stock you do not own. Investors who sell short believe the price of the stock will fall. If the price drops, you can buy the stock at the lower price and make a profit. If the price of the stock rises and you buy it back later at the higher price, you will incur a loss.

When you sell short, your brokerage firm loans you the stock. The stock you borrow comes from either the firm’s own inventory, the margin account of another of the firm’s clients or another brokerage firm. As with buying stock on margin, you are subject to the margin rules. Other fees and charges may apply. If the stock you borrow pays a dividend, you must pay the dividend to the person or firm making the loan.

USE OF PROCEEDS

We will not receive any proceeds from the sale of stock by the selling stockholders. All sales proceeds will be received by the selling stockholders. We will, however, receive proceeds of approximately $1,108,097 if all warrants related to the shares are exercised by the selling stockholders. We intend to use such proceeds for general corporate purposes.

SELLING STOCKHOLDERS

The selling stockholders will acquire beneficial ownership of all shares to be registered under this reoffer prospectus through stock warrants issued by us. Following shows the names of the selling stockholders, the number of shares of common stock to which they are entitled if they exercise all of the warrants owned by them as of the date of this Reoffer Prospectus and the number of shares of common stock that they may sell from time to time under this reoffer prospectus.

We may amend or supplement this reoffer prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

The Registrant is registering for reoffer and resale 5,540,485 common shares underlying stock warrants. Upon exercise of said warrants, the common shares underlying the said warrants will be issued as follows: 2,000,000 common shares in the name: Hallock Trust, Brad Hallock, Trustee, and 3,540,485 common shares in the name: William J. Clough and Janet Ann Clough, h/w. Bradley J Hallock is a Director and Corporate Secretary of the Registrant and William J. Clough is a Director and the President/CEO of the Registrant. These two individuals performed personal services for the benefit of the Registrant. The warrants were issued in the names of Hallock Trust, Brad Hallock, Trustee, and William J. Clough and Janet Ann Clough, h/w, for estate planning purposes.

	Number of Shares Beneficially Owned		Number of Shares Offered		Percentage of Shares Beneficially Owned (1)
Selling Shareholders (2)	Before Offering	After Offering			Before Offering	After Offering
Bradley J. Hallock (3)	8,784,540	6,784,540	2,000,000	(5)	5.52%	4.27%
William J. Clough (4)	5,051,089	1,510,604	3,540,485	(6)	3.18%	0.95%

(1)	Based on 159,060,479 shares outstanding as of January 31, 2008.
(2)
Bradley J Hallock is a Director and Corporate Secretary of the Registrant and William J. Clough is a Director and President/CEO of the Registrant. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(3)
Of the total 8,784,540 securities: 6,611,040 are held in the name Bradley J. Hallock, individually; 73,500 are held in the name of this shareholder’s Individual Retirement Account; 2,000,000 are warrant shares held in the Hallock Trust, Brad Hallock, Trustee. The 2,000,000 shares being registered for reoffer and resale are the warrant shares held in the name of the Trust.

(4)
Of the 5,051,089 securities: 1,510,604 are held in the name William J. Clough, individually; 3,540,485 are warrant shares held in the name William J. Clough and Janet Ann Clough, h/w. The 3,540,485 shares being registered for reoffer and resale are the warrant shares held in the name William J. Clough and Janet Ann Clough, h/w.

(5)	Represents shares that such individual has the right to acquire before July 5, 2009, through the exercise of a warrant at $0.20 per share.
(6)	Represents shares that such individual has the right to acquire before July 5, 2011, through the exercise of a warrant at $0.20 per share.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees, transferees, may sell any or all of the shares of common stock for value from time to time under this reoffer prospectus in one or more transactions on the Over-the-Counter Bulletin Board or any stock exchange, market or trading facility on which the common stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	underwritten offerings;
•	short sales;
•	agreements by the broker-dealer and a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker- dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with a selling stockholder. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If a selling stockholder sells shares short, he or she may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling stockholder may loan his or her shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. A selling stockholder may also pledge shares to his or her brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. To our knowledge, no selling stockholder has entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of his or her shares other than ordinary course brokerage arrangements, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by a selling stockholder.

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered.

We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Johnson, Pope, Bokor, Ruppel & Burns, LLP, of Clearwater, Florida. .

EXPERTS

Our financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 appearing in this Prospectus and registration statement have been audited by Salberg & Company, P.A., Boca Raton, Florida, Independent Registered Public Accounting Firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 2, 2007, the Registrant received and accepted the letter of resignation from its Independent Registered Public Accounting Firm, Salberg & Company, P.A., Boca Raton, Florida. The Public Accounting Firm’s report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles except that there was an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. The decision to change accountants was by mutual consent because of the five years partner rotation requirement of Regulation S-X (17 CFR, Part 210). The Company has had no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Board of Directors and Audit Committee approved retaining Webb & Company, P. A., Boynton Beach, Florida as the Company’s Independent Registered Public Accounting Firm effective May 2, 2007.

Prior to engaging Webb & Company, P.A., we did not consult Webb & Company, P.A. regarding either:
1.
The application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to our company nor oral advice was provided by Webb & Company, P.A. that was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
Any matter that was either the subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

Prior to engaging Webb & Company, P.A., Webb & Company, P.A. has not provided our company with either written or oral advice that was an important factor considered by our company in reaching a decision to engage Webb & Company, P.A. as our independent registered public accounting firm.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

The above discussion of our Articles of Incorporation and the General Corporation Law of Colorado is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-8. This Prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800- SEC-0330. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that we filed with the SEC are incorporated herein by reference:
(a)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Commission April 2, 2007.
(b)	Quarterly Report on Form 10-QSB for the quarter ending September 30, 2007 filed November 14, 2007.
(c)	A report on Form 8-K on January 18, 2007 announcing a licensing agreement with CUI, Inc.
(d)	A report on Form 8-K on February 2, 2007 announcing a one year licensing and royalty agreement with Thermaltake, Inc.
(e)	A report on Form 8-K on February 28, 2007 announcing a one year licensing and royalty agreement with OCZ, Inc.
(f)	A report on Form 8-K on May 2, 2007 announcing a change in certifying accountant.
(g)	A report on Form 8-K on May 15, 2007 announcing a financing agreement with Central Finance, LLC and authorization for Series C preferred stock.
(h)	A report on Form 8-K on June 6, 2007 announcing that Mark Chandler is no longer the Company CFO.
(i)	A report on Form 8-K on July 16, 2007 announcing the appointment of Corey Lambrecht to our Board of Directors.
(j)	A report on Form 8-K on September 17, 2007 announcing the resignation of Russell LO. Wall as CEO and the appointment of William J. Clough as CEO/President and Clifford Melby as COO.
(k)	A report on Form 8-K on October 4, 2007 announcing the appointment of Bradley J. Hallock as Corporate Secretary.
(l)	A report on Form 8-K on January 7, 2008 announcing the corporate name change to Waytronx, Inc.
(m)
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing Waytronx, Inc., 2332 LaMirada Drive, Suite 400, Vista, California 92081-7861.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference
The SEC allows us to incorporate by reference into this reoffer prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we terminate the offering of these shares. The Company filed with the Commission:
(a)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Commission April 2, 2007.
(b)	Quarterly Report on Form 10-QSB for the quarter ending September 30, 2007 filed November 14, 2007.
(c)	A report on Form 8-K on January 18, 2007 announcing a licensing agreement with CUI, Inc.
(d)	A report on Form 8-K on February 2, 2007 announcing a one year licensing and royalty agreement with Thermaltake, Inc.
(e)	A report on Form 8-K on February 28, 2007 announcing a one year licensing and royalty agreement with OCZ, Inc.
(f)	A report on Form 8-K on May 2, 2007 announcing a change in certifying accountant.
(g)	A report on Form 8-K on May 15, 2007 announcing a financing agreement with Central Finance, LLC and authorization for Series C preferred stock.
(h)	A report on Form 8-K on June 6, 2007 announcing that Mark Chandler is no longer the Company CFO.
(i)	A report on Form 8-K on July 16, 2007 announcing the appointment of Corey Lambrecht to our Board of Directors.
(j)	A report on Form 8-K on September 17, 2007 announcing the resignation of Russell LO. Wall as CEO and the appointment of William J. Clough as CEO/President and Clifford Melby as COO.
(k)	A report on Form 8-K on October 4, 2007 announcing the appointment of Bradley J. Hallock as Corporate Secretary.
(l)	A report on Form 8-K on January 7, 2008 announcing the corporate name change to Waytronx, Inc.
(m)
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these documents, at no cost, by written request to: Waytronx, Inc., 2332 LaMirada Drive, Suite 400, Vista, California 92081-7861

Item 4.          Description of Securities

The Registrant is registering for reoffer and resale 5,540,485 common shares underlying stock warrants. Upon exercise of said warrants, the common shares underlying the said warrants will be issued as follows: 2,000,000 common shares in the name: Hallock Trust, Brad Hallock, Trustee, and 3,540,485 common shares in the name: William J. Clough and Janet Ann Clough, h/w. The warrant issued in the name Hallock Trust, Brad Hallock, Trustee, may be exercised by the Selling Shareholder at any time before July 5, 2009 at a per share price of $0.20 for two million or less common shares. The warrant issued in the name of William J. Clough and Janet Ann Clough, h/w, may be exercised by the Selling Shareholder at any time before July 5, 2011 at a per share price of $0.20 for 3,540,485 or less common shares.

Item 5.          Interest of Named Experts and Counsel.

Michael T. Cronin, Esq., of the law firm of Johnson, Pope, Bokor, Ruppel & Burns, P.A., has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, and general legal consulting and advice on a variety of matters.  Neither Mr. Cronin nor his law firm has been employed on a contingent basis at anytime.

Item 6.          Indemnification of Directors and Officers.

The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

The above discussion of our Articles of Incorporation and the General Corporation Law of Colorado is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

Exhibit No.	Description

3.1[1]	Amended Articles of Incorporation of the Company.

3.2[1]	Bylaws of the Company.

3.3[2]	Articles of Amendment to Certificate of Incorporation - Certificate of Designations, Preferences, Limitations and Relative Rights of the Series A Preferred Stock, filed July 25, 2002.

3.4[2]	Articles of Amendment to Articles of Incorporation-Terms of Series A Convertible Preferred Stock, filed November 13, 2003.

3.5[2]	Amendment to Restated Articles of Incorporation, filed December 23, 2003.

3.6[2]	Articles of Amendment to Certificate of Incorporation - Certificate of Designations of the Series B Convertible Preferred Stock, filed April 1, 2004.

3.7[3]	Restated Articles of Incorporation, Officers’ Certificate and Colorado Secretary of State Certificate filed June 30, 2004 showing corporate name change to OnScreen Technologies, Inc.

3.7[4]	Articles of Amendment to change corporate name to Waytronx, Inc. filed with the Colorado Department of State December 12, 2007.

5.1[4]	Opinion and consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, included in Exhibit 23.4.

10.17[3]	Assignment, dated February 16, 2005, of OnScreen™ technology patents ownership from inventor to CH Capital, Inc.

10.9[4]	Letter of Intent for Sale and Purchase of Certain Intellectual Property dated June 10, 2005 with Extension of Letter of Intent dated October 12, 2005.

10.18[3]	Assignment, dated March 24, 2006, of OnScreen™ technology patents ownership from CH Capital, Inc. to Company.

23.3[4]	Consent of Salberg & Company, P.A., Independent Registered Public Accounting Firm for incorporation by reference of their report into Form S-8 filed herewith.

23.4[4]	Consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, filed herewith.

Footnotes to Exhibits:

1	Incorporated by reference to our Registration Statement on Form SB-2/A filed with the Commission on October 26, 2001.
2	Incorporated by reference to our Form 10-KSB filed with the Commission on April 14, 2004.
3	Incorporated by reference to our Report on Form 10-KSB filed with the Commission on May 4, 2005.
4	Filed herewith.

Item 9.          Undertakings.

Undertakings Relating to Delayed or Continuous Offerings of Securities.
 The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Relating to the Incorporation of Certain Documents by Reference.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California on March 10, 2008.

Waytronx, Inc.

By:	/s/ William J. Clough
William J. Clough, President/CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William J. Clough	CEO/Pres./Director	March 10, 2008
William J. Clough

/s/ Cynthia Wilson	Interim CFO	March 10, 2008
Cynthia Wilson

/s/ Bradley J. Hallock	Director, Corporate	March 10, 2008
Bradley J. Hallock	Secretary

/s/ John P. Rouse	Director	March 10, 2008
John P. Rouse

/s/ Corey Lambrecht	Director	March 10, 2008
Corey Lambrecht

/s/ Tom Price	Director	March 10, 2008
Tom Price